WEB SITE REGULA TOR Y DOCUMENTA GREEMENT -
PRINCIPAL LIFE INSURANCE COMPANY
RE: Participation Azreement, dated March 26, 2002

Dear Ladies and Gentlemen:

We are the distributor of the shares of each of the funds from time to time in the MFS
Variable Insurance Trust (collectively, the "Funds") . Shares of each of the Funds (the "Shares")
are offered pursuant to the then-current prospectus and statement of additional information, including any supplements or amendments thereto (collectively, the "Prospectus") . You have entered into a participation agreement with the Trust and Massachusetts Financial Services
Company (the "Participation Agreement"), pursuant to which certain Funds are made available to variable annuity and/or life contract holders with respect to which you or your affiliates provide administrative services . As agent for the Funds, we hereby agree to provide you with the Funds'
Prospectus and annual and semi-annual financial reports (collectively, the "Regulatory
Documents") in an electronic format (e.g., in PDF format or a text file suitable for conversion to
HTML) for the purpose of posting it on a World Wide Web site on the Internet (the "Principal
Life Web Site") operated and maintained by you, upon the following terms and conditions :

l . It is your sole responsibility to maintain the current electronic Regulatory
Documents on the Principal Life Web Site and not the responsibility of us or the Funds. You understand that we and the Funds shall not be responsible for monitoring the Principal Life Web Site to determine that you properly maintain the current Regulatory Documents . We will furnish to you from time to time revised or updated versions of the Funds' Regulatory Documents and you agree to post such revised and updated Regulatory Documents immediately on the Principal Life Web Site .

2. You agree to accurately display on the Principal Life Web Site the Regulatory
Documents in such electronic format as we shall forward to you from time to time. You hereby represent and warrant to us that you will not modify in any respect the electronic Regulatory Documents, except with respect to formatting and fonts . You agree that neither we nor the Funds will be responsible for modifications made to the Regulatory Documents on the
Principal Life Web Site .

3 . You agree to use your best efforts to ensure the integrity and security of the electronic Regulatory Documents posted on the Principal Life Web Site . You hereby represent and warrant that, prior to uploading electronic Regulatory
Documents and posting them on the Principal Life Web Site, you will have in place and will maintain internal procedures designed to assure that no modifications will be made to the electronic Regulatory Documents . You further agree to permit only authorized persons to access the electroni c

Regulatory Documents furnished to you for purposes specified under this
Agreement.

4. You agree to distribute electronically only the most current Fund's Regulatory
Documents. For those investors who have received Regulatory Documents electronically from the Principal Life Web Site or who have consented to delivery at the Principal Life Web Site, you agree, to the extent required by applicable laws, rules and regulations, to mail those investors (either electronically or in paper form) a notice of the availability of any amendments or supplements to the Regulatory Documents. You are solely responsible for ensuring that the Principal Life Web Site, and your operation thereof, complies in all respects with all applicable federal and state laws as well as rules and regulations of any self-regulatory organization .

5 . No person is authorized to make any representations concerning the Funds'
Shares except those obtained in the Regulatory Documents .

6. Pursuant to Section 8 of the Participation Agreement, the Trust has agreed to indemnify you for certain losses based upon material misstatements in, or material omissions from, the Regulatory Documents . The Trust is willing to assume these indemnification responsibilities only in so far as the text of the
Regulatory Documents posted on the Principal Life Web Site is the same as that provided by us to you in electronic format. Therefore, we consent to your posting the Regulatory Documents on the Principal Life Web Site only if you agree to indemnify us and the Trust pursuant to Section 8 of the Participation
Agreement for any losses to us, the Funds, the Funds' investment advisers and administrators, our and their affiliates, and our and their directors, trustees, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (collectively, the "MFS
Indemnitees"), arising from any changes to the Regulatory Documents
(excluding changes made at the direction of the MFS Indemnitees) which are made, whether purposefully or inadvertently, from the version of the
Regulatory Documents provided by us to you.

7. In addition to the foregoing indemnification, you agree that you shall indemnify and hold harmless the MFS Indemnitees against any claims, losses, costs or liabilities, including attorney's fees, that may be assessed against, or suffered or incurred by any of them, however they arise, and as they are incurred, which relate in any way to : (i) the structure and operation of the
Principal Life Web Site; and (ii) any breach of your representations or warranties, or failure to comply with your obligations, set forth in this
Agreement, in any event whether such action, failure, error, omission, misconduct or breach is committed by you or by your employee or agent, whether or not acting within the scope of his employment, agency or authority.

8 . Each party hereto has the right to terminate this Agreement upon ten days'
notice to the other party. We reserve the right to amend this Agreement, or to assign this Agreement to an affiliate, at any time and you agree that any use of the Funds' Regulatory Documents on the Principal Life Web Site after notice of any such amendment or assignment has been sent to you shall constitute your agreement to any such amendment or assignment . Upon termination of this Agreement, you agree to promptly remove any Regulatory Documents from the Principal Life Web Site.

9 . This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts .